Exhibit 99.1
Double Eagle Petroleum Company
1675 Broadway, Suite 2200 Denver, Colorado, 80202 • 1-303-794-8445 • Fax: 1-303-794-8451
P. O. Box 766 • Casper, WY 82602 • 1-307-237-9330 • Fax: 1-307-266-1823
Colorado— FOR IMMEDIATE RELEASE
Date: May 28, 2008
Double Eagle Petroleum Co. Reports Record Gross Production from the Catalina
Unit for the Third Consecutive Month Representing a 237% Increase over Prior Year
Denver, Colorado — Double Eagle Petroleum Co. (NASDAQ: DBLE) announced today that for the third month in a row, it has reached a record level of gross production from its Catalina Unit in the Atlantic Rim of Wyoming. The Catalina Unit’s total gross production for May 2008 from the 40 wells producing during the month is expected to exceed 510.0 Mmcf, an increase of 237% over the same prior year month. To Double Eagle’s net working interest, total gross production month-to-date for May 2008 has exceeded 310.0 Mmcf, an increase of 150% versus the same prior year month. Detailed data is presented in the following table.

	Total Catalina Unit	Net to DBLE Interest
May 2008 total	510.0+ Mmcf (est)	310.0+ Mmcf (est)

Increase over May 2007	237%	150%

Daily Production @ 5/28/08	18.8 Mmcf/d	11.1 Mmcf/d

May 2008 avg/day production	414 Mcf/d	250 Mcf/d
The above data includes the original 14 Cow Creek wells and 26 of the 33 new wells drilled in 2007. The Company plans to drill a minimum of 24 wells, beginning in July 2008, when wildlife stipulations allow.
OTHER MAJOR PROPERTIES
The Company also expects increased production and reserves from its interests in the major non-operated production areas of the Pinedale Anticline and the Atlantic Rim.

At the Pinedale Mesa B Unit (in which Double Eagle has a working interest of between 8 and 12.5% in the 17 wells drilled in 2007), 5 new wells were brought on-line in April 2008 and 6 new wells came on-line in May 2008. The 6 new wells in May are estimated to have aggregate additional initial production rates of 2,160 Mcfe (net) per day, bringing the total estimated net daily production to Double Eagle’s interest for the month of May 2008 to 4,450 Mcfe (net). This compares to 1,610 Mcfe (net) per day for the same prior year period. The Company expects the remaining 6 wells to be completed and brought on line during the next three months. The operator has not submitted its drilling schedule for the remainder of 2008.
At our non-operated Sun Dog Unit in the Atlantic Rim, 36 new wells have been brought on-line as of the end of May, with the remaining 47 newly drilled wells expected to be put into production by the end of the second quarter 2008. There are 78 locations currently scheduled for drilling in the Sun Dog Unit in the remainder of 2008. Currently, the Company has a 4.545% working interest in the Sun Dog Unit.
In our non-operated Doty Mountain Unit also in the Atlantic Rim, the operator has begun water/acid treatment on 12 wells in an effort to increase production and is also beginning fracture stimulation of certain of these producing wells. The operator currently has scheduled 53 additional wells to be drilled in the Doty Mountain Unit in the remainder of 2008. The Company currently has a 20.55% working interest in the Doty Mountain Unit.
Richard Dole, Chairman of the Board of Double Eagle, commented: “We are extremely pleased to continue to see excellent results from our newly drilled Catalina. In 2008 we have been able to realize significant production for this Project and hope to continue creating value growth from this and other areas for several years to come. In addition, the new Pinedale wells and the encouraging outlook for the Sun Dog and Doty Mountain Units position the Company for a strong second quarter and remainder of 2008.”
About Double Eagle
Double Eagle Petroleum Co. explores for, develops, and sells natural gas and crude oil, with natural gas constituting more than 95% of its production and reserves. The Company’s current major development activities are in its Atlantic Rim coal bed methane play and in the Pinedale Anticline in Wyoming.
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This release contains forward-looking statements regarding Double Eagle’s future plans and expected performance based on assumptions the Company believes to be reasonable. A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, the success rate of exploration efforts and the timeliness of development activities, fluctuations in oil and gas prices, and other risk factors described from time to time in the Company’s reports filed with the SEC. In addition, the Company operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond the Company’s control. Double Eagle undertakes no obligation to publicly update these forward-looking statements, whether as a result of new information, future events or otherwise.
Company Contact:
John Campbell, IR
(303) 794-8445
www.dble.us